Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Health Net, Inc., and the effectiveness of Health Net, Inc.’s internal control over financial reporting dated February 27, 2011, appearing in the Annual Report on Form 10-K of Health Net, Inc., for the year ended December 31, 2010, and our report dated June 20, 2011, appearing in the Annual Report on Form 11-K of Health Net, Inc.’s 401(k) Savings Plan for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Los Angeles, California

August 11, 2011